Exhibit 99.1

Copano Energy, L.L.C.	NEWS RELEASE

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. DECLARES CASH DISTRIBUTION

HOUSTON — January 18, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced an adjusted cash distribution for the partial period from the closing of its initial public offering on November 15, 2004 through December 31, 2004 of $0.20 per unit for all of its outstanding common and subordinated units. The distribution will be payable on February 14, 2005, to holders of record of such units at the close of business on February 1, 2005.

“We are pleased to be making our first distribution for this partial period, which is based on our stated minimum quarterly distribution amount,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy. “Our next distribution will represent an entire quarter and is expected to be a minimum of $0.40 per unit.”

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

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